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EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE.





                                                        THREE MONTHS ENDED JUNE 30,             SIX MONTHS ENDED JUNE 30,
                                                      ------------------------------          -----------------------------
                                                          1997             1996                  1997             1996
                                                      -----------        -----------          ----------       ----------
Net income...........................................    $898,955         $882,599            $2,486,882       $1,811,921

Adjustments for reduction in interest
  expense and effects of shares
  required to pay offering costs,
  and debt of $11,527,000............................          --          214,000                    --          427,000
                                                       ----------      -----------            ----------       ----------

Net income...........................................     898,955                              2,486,882
                                                       ==========                             ==========

Pro forma net income.................................                    1,096,599                              2,238,921
                                                                        ==========                             ==========

Average number of common shares outstanding..........   5,433,640        3,077,654             5,415,747        3,077,654
Common equivalent shares outstanding.................     232,388          427,385               232,388          427,385
Shares included in the offering......................          --        2,169,636                    --        2,169,636
                                                       ----------      -----------            ----------       ----------
Pro forma weighted average number of common
  and common equivalent shares outstanding...........   5,666,028        5,674,675             5,648,135        5,674,675
                                                       ==========      ===========            ==========       ==========

Net income per share.................................       $0.16                                  $0.44
                                                       ==========                             ==========
Pro forma net income per share.......................                        $0.19                                  $0.39
                                                                        ==========                             ==========


 NOTE:    Net income per share figures will not necessarily add due to rounding adjustments.